Exhibit 10.2

Execution Version

SUBLICENSE AGREEMENT

This Dynavax Sublicense Agreement (the “Agreement”) is effective as of this 16th day of February, 2018, (the “Effective Date”) and is entered into by and between MERCK, SHARP & DOHME CORP., a corporation organized and existing under the laws of New Jersey (“Merck”), and DYNAVAX TECHNOLOGIES CORPORATION, a corporation organized and existing under the laws of Delaware (“Dynavax”).

RECITALS:

WHEREAS, The Regents of the University of California (“UC”) owns certain Patent Rights (defined below) generally characterized as SYNTHESIS OF HUMAN VIRUS ANTIGENS BY YEAST;

WHEREAS, Merck and UC are parties to the License Agreement dated June 25, 1985 (the “UC Agreement”), pursuant to which UC has exclusively licensed to Merck the Patent Rights;

WHEREAS, Merck has the rights by virtue of the UC Agreement to grant sublicenses under the Patent Rights; and

WHEREAS, Dynavax desires to obtain a sublicense under the Patent Rights upon the terms and conditions set forth herein, and Merck desires to grant such a license.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Merck and Dynavax hereby agree as follows:

1	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below.

1.1

“Affiliate” means (i) any corporation or business entity of which, now or hereafter, fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by Merck or Dynavax; or (ii) any corporation or business entity which, now or hereafter, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of Merck or Dynavax.

1.2

“Change of Control” means with respect to a Party: (1) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (3) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

CONFIDENTIAL

1.3	“Effective Date” shall have the meaning given such term in the preamble to this document.
1.4	“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.
1.5	“Field” means use of Licensed Products to prevent HBV infections and/or to prevent diseases caused or exacerbated by HBV infections.
1.6

“First Commercial Sale” means, with respect to any Licensed Product, the first sale for end use or consumption of such Licensed Product in the Territory, excluding, however, any sale or other distribution for use in a clinical trial.

1.7	“HBV” means any or all types of Hepatitis B virus.
1.8

“HEPLISAV-B” means the Dynavax proprietary product known by the generic name “hepatitis b adult vaccine,” and by the branded name “HEPLISAV-B™,” which is an adult vaccine that combines recombinant HBV surface antigen with the adjuvant 1018 ISS, a toll-like receptor 9 agonist, including any and all dosage forms, strengths, sizes, formulations and presentations thereof.

1.9

“Information” means any and all information and data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.10

“Licensed Products” means any prophylactic vaccine sold by or on behalf of Dynavax, including by its Affiliates and any other Sublicensee of Dynavax, comprising recombinant HBV surface antigen for use in the Field.  For clarity, Licensed Products includes, but is not limited to, HEPLISAV-B.

1.11	“Party” means Merck and Dynavax, individually, and “Parties” means Merck and Dynavax, collectively.
1.12

“Patent Rights” means U.S. Patent No. 6,544,757, and any and all reissues, re-examinations or extensions thereof, and any counterpart applications, patents and reissues, re-examinations or extensions that would, but for this Agreement, be infringed by the making, using, importing, distributing, offering for sale or selling Licensed Products.

1.13

“Sublicensee” means any Affiliate of Dynavax or Third Party that receives a license grant, or option for license grant, as permitted under Section 2.2, either directly from Dynavax or indirectly by any other Sublicensee under the Patent Rights (such agreement, arrangement, or license herein referred to as a “Sublicense”), including to manufacture, have manufactured, offer for sale, sell, use or import a Licensed Product.

1.14	“Territory” means the United States.
1.15	“Third Party” means any party other than Dynavax, Merck or their respective Affiliates.

CONFIDENTIAL

1.16	“UC Agreement” shall have the meaning given such term in the preamble to this document.
1.17	“United States” means the United States of America, including its states, territories and possessions.
2	Sublicense to DYNAVAX
2.1

License Grant.  Subject to the terms and conditions of this Agreement, in consideration for the payments set forth in Article 4, Merck hereby grants to Dynavax a non-exclusive, royalty-free license under the Patent Rights, with a right to grant sublicenses to the extent set forth in Section 2.2, to make, have made, use, offer to sell and sell Licensed Products in the Field in the Territory and to import Licensed Product made outside of the Territory into the Territory for use, offer for sale and sale in the Territory in the Field.  Notwithstanding the foregoing, the license granted in this Section 2.1 does not include the right to offer for sale or sell Licensed Products outside the United States that are manufactured inside the United States under the Patent Rights.  In the event Licensed Products manufactured inside the United States under the Patent Rights are offered for sale or sold outside the United States, an amendment to this Agreement will be required.

2.2

Sublicense.  Subject to the terms and conditions set forth herein, Merck hereby grants to Dynavax the right to grant Sublicenses (with the right to sublicense through multiple tiers) under the licenses provided in Section 2.1; provided that:

(a)

Any and all such Sublicenses shall: (i) obligate such Sublicensee to abide by and be subject to all of the terms and provisions of this Agreement applicable to Dynavax; (ii) provide that, in the event of any inconsistency between the Sublicense and this Agreement, this Agreement shall control; and (iii) be written in the English language.

(b)

Dynavax shall remain fully liable under this Agreement to Merck for the performance or non-performance under this Agreement and any relevant Sublicenses.  Dynavax shall enforce all such Sublicenses against its Sublicensees, ensuring its Sublicensees’ performance and compliance with the terms of this Agreement.

(c)

Upon written request from Merck, Dynavax shall provide Merck with a true copy of any granted Sublicense(s) to Third Parties and any amendments of any such granted Sublicense(s) since prior notification to Merck of such Sublicense, redacted to comply with any confidentiality obligations of such party.

(d)

If any Sublicense granting rights to the Patent Rights does not comport with the requirements of Section 2.2(a), or is otherwise inconsistent with the terms and conditions hereof, Dynavax shall promptly amend such Sublicense to make the Sublicense compliant and resubmit the same to Merck within sixty (60) days of such notification from Merck.

CONFIDENTIAL

2.3

No Non-Permitted Use.  Dynavax hereby covenants that it shall not, nor shall it cause, permit or enable any Sublicensee to knowingly use or practice, directly or indirectly, any Patent Rights for any purposes other than those expressly permitted by this Agreement.

2.4

No Implied Licenses.  Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Information disclosed to it under this Agreement or under any patents or patent applications owned or controlled by the other Party or its Affiliates.

3	UC Agreement
3.1

Maintenance.  Merck (a) will use commercially reasonable efforts to duly perform and observe all of its obligations under the UC Agreement in all material respects; and (b) will not, without Dynavax’s prior written consent, (i) amend, modify, restate, cancel, supplement or waive any provision of the UC Agreement, or (ii) exercise any right to terminate or consent to any termination of the UC Agreement, in each case ((i) and (ii)) that would reasonably be expected to materially adversely affect the rights of Dynavax under this Agreement.  Merck will provide Dynavax with written notice as promptly as practicable (and in any event within ten (10) business days) after becoming aware of any written notice or claim from UC (or a successor), terminating, or providing notice of termination or notifying Merck that Merck has committed a material breach that, if not cured, would give rise to a right of termination of the UC Agreement.

4	financial terms
4.1

General.  In consideration for the licenses granted to Dynavax hereunder under the Patent Rights, and subject to the terms and conditions contained herein, Dynavax shall pay to Merck twenty-one million dollars ($21,000,000 USD) (the “License Fee”) according to the payment schedule set forth in Section 4.2.  It is understood by the Parties that the payments made in accordance with the terms and conditions set forth in Section 4.2 shall constitute the sole and complete consideration for the licenses granted hereunder.

4.2

Payment Schedule.  Subject to the terms and conditions of this Agreement, Dynavax shall pay Merck: (a) seven million dollars ($7,000,000USD) within five (5) days following First Commercial Sale, but no later than March 31, 2018 in the event that First Commercial Sale has not occurred prior to such date; (b) seven million dollars ($7,000,000USD) within five (5) days following the first anniversary of the payment made in part (a) of this Section 4.2; and (c) seven million dollars ($7,000,000USD) within five (5) days following the second anniversary of the payment made in part (a) of this Section 4.2.

CONFIDENTIAL

4.3	Manner of Payment. All payments to be made by Dynavax to Merck under this Agreement shall be made in United States dollars by wire transfer to such bank account as Merck will designate.
5	CONFIDENTIALITY AND PUBLICATION
5.1	Nondisclosure Obligation.
(a)

All Information disclosed by one Party to another Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, except to the extent that such Information:

(i)	is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;
(ii)	is in the public domain by use and/or publication before its receipt from the disclosing Party, or thereafter enters the public domain through no fault of the receiving Party;
(iii)	is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;
(iv)	is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party’s business records;
(v)

is disclosed to governmental or other regulatory agencies in order to gain or maintain approval to conduct clinical trials or to market Licensed Product, but such disclosure may be only to the extent reasonably necessary to obtain authorizations;

(vi)

is required to be disclosed pursuant to a Party’s agreement with its Third Party licensors, including the UC Agreement, or is deemed necessary by the receiving Party to be disclosed to sublicensees, agents, consultants, and/or other Third Parties in connection with, and only to the extent necessary for, activities permitted pursuant to this Agreement (or for such entities to determine their interest in performing such activities) in accordance with this Agreement on the condition that such Third Parties, including such Third Party licensors and sublicensees, agree to be bound by the confidentiality and non-use obligations that are substantially the same as those contained in this Agreement; or

CONFIDENTIAL

(vii)

is deemed necessary by counsel to the receiving Party to be disclosed to such Party’s outside attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the receiving Party, on the condition that such attorneys, independent accountants and financial advisors agree to be bound by the confidentiality and non-use obligations that are substantially the same as those contained in this Agreement; provided, however, that the term of confidentiality for such attorneys, independent accountants and financial advisors shall be no less than ten (10) years.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

(b)

If a Party is required by judicial or administrative process to disclose Information of the another Party that is subject to the non-disclosure provisions of this Section 5.1, such Party shall promptly inform the another Party of the disclosure that is being sought in order to provide the another Party an opportunity to challenge or limit the disclosure obligations.  Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1.

5.2

Publicity/Use of Names.  Subject to the exceptions set forth in Section 5.1, no disclosure of the existence, or the terms, of this Agreement may be made by either Party, and no Party shall use the name, trademark, trade name or logo of the other Party, their Affiliates or their respective employees in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by law.

6	REPRESENTATIONS AND WARRANTIES
6.1	Representations and Warranties by the Parties. Each of Merck and Dynavax hereby represents and warrants to the other Party that as of the Effective Date:
(a)

it is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder; and

(b)

this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

CONFIDENTIAL

6.2	Representations and Warranties by Merck. As of the Effective Date, Merck represents and warrants to Dynavax that:
(a)	the UC Agreement is a valid and binding obligation between UC and Merck, enforceable in accordance with its terms;
(b)	it has the full right, power and authority to grant the licenses granted under Article 2 hereof; and
(c)	Merck has not received any written notice from UC or any of its Affiliates that Merck has breached any provision of the UC Agreement in any material respect.
6.3

Disclaimer of Warranties.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONs 6.1 and 6.2, MERCK MAKES NO REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND PROVIDES THE LICENSES “AS IS, WHERE IS”.  MERCK SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OR QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OR ANY PATENTS OR THE NON-INFRINGEMENT OR ANY INTELLECTUAL PROPERTY RIGHTS.

7	INDEMNIFICATION
7.1

Indemnification by Dynavax.  Dynavax will indemnify Merck, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Merck Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Dynavax of any term of this Agreement; (ii) any negligence or willful misconduct on the part of Dynavax in performing its obligations under this Agreement; or (iii) the exercise of the licenses by Dynavax or the research, development, manufacture, use, sale or other exploitation by Dynavax or any of its Sublicensees of any Licensed Product; provided, that Dynavax will not be obligated to indemnify Merck Indemnitees for any Losses or Third Party Claims to the extent that such Losses or Third Party Claims arise as a result of a breach by Merck of its representations set forth in Sections 6.1 and 6.2.

7.2

Indemnification by Merck.  Merck will indemnify Dynavax, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, “Dynavax Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by Merck of any of its representations or warranties under this Agreement; or (ii) any negligence or willful

CONFIDENTIAL

misconduct on the part of Merck in performing its obligations under this Agreement; provided, that Merck will not be obligated to indemnify Dynavax Indemnitees for any Losses or Third Party Claims to the extent that (A) Dynavax is obligated to indemnify Merck Indemnitees for such Losses or Third Party Claims pursuant to Section 7.1, or (B) such Losses or Third Party Claims arise as a result of a breach by Dynavax of its representations set forth in Section 6.1.

7.3

Costs of Enforcement.  All out of pocket costs and expenses (including the reasonable fees of attorney and other professionals) of enforcing any provisions of this Article 7 shall also be reimbursed by the indemnifying Party.

7.4

Conditions to Indemnification.  A person or entity that intends to claim indemnification under this Article 7 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) of any Losses in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such Third Party Claim is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if (a) Indemnitor does not assume the defense, or (b) if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings.  The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver notice to the Indemnitor within a reasonable time (within twenty (20) days) after the commencement of any Third Party Claim, only if materially prejudicial to its ability to defend such Third Party Claim, shall relieve such Indemnitor any liability to the Indemnitee under this Article 7.  The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any Third Party Claim covered by this indemnification.

8	TERMINATIon and expiration
8.1

Term and Expiration.  This Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2 below, this Agreement shall continue in effect until the expiration of the payment obligations of Dynavax pursuant to Article 4.  Subject to Section 8.28.2(b), upon expiration of this Agreement, Dynavax’s license pursuant to Section 2.1 shall become fully paid-up, perpetual licenses.

8.2	Termination.
(a)

Termination by Merck for Challenge.  In the event that Dynavax or any of its Sublicensees, whether existing now or in the future: (a) commences or participates in any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any of the Patent Rights, or (b) actively assists any other person or entity in bringing or prosecuting any

CONFIDENTIAL

action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Patent Rights or any claim thereof, then (i) Dynavax shall give notice thereof to Merck within five (5) days of taking such action and (ii) Merck will have the right, exercisable in its sole discretion, to immediately terminate this Agreement upon written notice to Dynavax.  If Dynavax or any of its Sublicensees commences or participates in such an action or proceeding, and Merck decides not to terminate this Agreement, then (x) Dynavax shall pay one-half (1/2) of all reasonable costs, fees and expenses associated with such action or proceeding that are incurred by Merck, including reasonable attorneys’ fees and all reasonable costs associated with administrative, judicial or other proceedings, within thirty (30) days after receiving an invoice from Merck for same and (y) Dynavax shall continue to pay the License Fee in accordance with Sections 4.1 and 4.2, even if such action or proceeding is successful.

(b)

Termination of the UC Agreement.  In the event that the UC Agreement is terminated, this Agreement shall automatically terminate and Dynavax’s payment obligations under Article 4 and license under Section 2.1 shall also terminate.

(c)

Termination for Bankruptcy or Insolvency.  This Agreement may be terminated by either Party upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the event of any involuntary bankruptcy or receivership proceeding, such right to terminate will only become effective if the Party consents to the involuntary bankruptcy or receivership or such proceeding is not dismissed within ninety (90) days after the filing of such bankruptcy or receivership.

(d)

Termination by Merck for Breach.  Merck will have the right to terminate this Agreement in full in the event of a material breach by Dynavax of this Agreement.  Notwithstanding the foregoing, any such termination under this Section 8.2(d) will not be effective if such material breach has been cured within ninety (90) days after written notice thereof is given by Merck to Dynavax specifying the nature of the alleged material breach (or, if such default cannot be cured within such ninety (90)-day period, such longer period as reasonably required to cure such material breach; provided, that Dynavax commences actions to cure such default within such ninety (90)-day period and thereafter diligently continues such actions).

9	MISCELLANEOUS
9.1

Assignment/ Change of Control.  Except as provided in this Section 9.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that either Party may, without such consent, assign this Agreement and its rights and obligations hereunder, in whole or in part, to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the

CONFIDENTIAL

subject matter of this Agreement, or in the event of its merger or consolidation or Change of Control or similar transaction.  Any attempted assignment not in accordance with this Section 9.1 shall be void.  Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement. This Agreement, and the respective rights and obligations herein of the Parties, shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs and permitted assigns.

9.2

Severability.  If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties.  The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

9.3

Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to Dynavax:	Dynavax Technologies Corporation

2929 Seventh St., Suite 100

Berkeley, CA 94710

Attention: Chief Executive Officer
Facsimile No.: 510-848-1376

With a copy to:	Dynavax Technologies Corporation

2929 Seventh St., Suite 100

Berkeley, CA 94710

Attention: General Counsel

Facsimile No.: 510-848-1376

If to Merck:	Merck Sharp & Dohme Corp. One Merck Drive P.O. Box 100 Whitehouse Station, NJ 08889-0100 Attention: Office of Secretary Facsimile No.: (908) 735-1246

With a copy to:

Merck Sharp & Dohme Corp.
2000 Galloping Hill Road
K15F-495
Kenilworth, NJ  07033
Attention:  Head, Office of Business Strategy, Transactions and Operations
Ref.: LKR 101829/159700
Facsimile No.:  (908) 740-3731

CONFIDENTIAL

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 9.3.

9.4	Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.
9.5	Dispute Resolution. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof.
(a)

If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim that is not an “Excluded Claim” shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association (“AAA”), except that, unless the Parties agree otherwise:

(1)

the arbitration panel will be guided by the Parties’ decision to use arbitration as a less expensive and more expeditious alternative to litigation, and shall order only such pre-hearing exchanges of information as will facilitate fair, speedy and cost-effective resolution;

(2)	no interrogatories may be permitted;
(3)	production of documents shall be limited to those that are relevant to the dispute;
(4)(i)

the arbitration panel shall permit discovery depositions only upon good cause shown and consistent with the expedited nature of arbitration, and only from such persons who may possess information determined by the arbitrator(s) to be necessary to the determination of the matter; (ii) absent exceptional circumstances, no party may take more than four (4) discovery depositions of fact witnesses and three (3) discovery depositions of expert witnesses; and (iii) no corporate designee depositions are permitted;

(5)

absent exceptional circumstances, the arbitration hearing shall take no more than five (5) days and each side shall be permitted no more than fifteen (15) hours to present its case (including conducting any cross-examination);

(6)	the arbitrators may hear and decide pre-discovery and post-discovery dispositive motions;
(7)

the arbitrators shall issue a written award that contains a reasoned opinion setting forth the findings of fact and conclusions upon which the award is based, including the calculation of any damages awarded;

CONFIDENTIAL

(8)	absent exceptional circumstances, the time between the service of the initial arbitration claim and the issuance of the arbitration award shall not exceed one (1) year; and
(9)

the arbitrators shall take appropriate actions to prevent, remediate, and/or sanction abusive conduct or other actions that threaten to undermine the fair, speedy and cost-effective resolution of the matter.

(b)

The arbitration shall be conducted by a panel of three persons with relevant experience.  The arbitrators will be selected as follows:  The AAA will provide the Parties with a list of no less than fifteen (15) proposed arbitrators within five (5) business days of receipt of the Notice of Arbitration.  Within ten (10) business days of receiving such list, the Parties shall identify which if any of the proposed arbitrators they strike for cause.  Each Party will also be entitled to two (2) peremptory challenges to the list of proposed arbitrators, which shall be identified at the same time as any strikes for cause.  Within three (3) business days of receipt of any challenges, each Party shall select one (1) arbitrator from the remaining proposed arbitrators.  The two Party-selected arbitrators shall within two (2) business days select the third arbitrator from the list of remaining arbitrators.  The third arbitrator shall be the Lead Arbitrator.  If both Parties initially select the same arbitrator, that arbitrator shall be the Lead Arbitrator.  Within two (2) business days thereafter, the Parties shall then each select another arbitrator from the remaining proposed arbitrators.  At no point during the selection process may any Party have direct communication with any proposed arbitrator, nor shall the Party-selected arbitrators be advised which Party selected them.  All arbitrators must consent to abide by the provisions in Section 9.5(a) prior to their appointment.  The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(c)

The arbitrators shall have no power to grant interim or permanent injunctive relief.   Notwithstanding anything contained in this Agreement to the contrary, each Party shall have the right to institute judicial proceedings against the other Party, or anyone acting by, through or under such other Party, in order to seek specific performance, injunction or similar equitable relief.

(d)

Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' fees and any administrative fees of arbitration.  The arbitrators shall have no authority to award incidental, indirect or consequential damages (including lost profits) or punitive damages.

(e)

Neither a Party nor an arbitrator may disclose the existence, results or content of an arbitration (including any testimony, briefs, documents exchanged, written decisions, or other arbitration-related materials) without the prior written consent of both Parties, except to the extent required by law, or to the extent required by a Party to solicit expert advice or communicate with third parties believed to possess relevant information.  Any Party seeking to confirm, modify, or vacate an award, or seeking enforcement of an award, shall, to the extent consistent with the law and ethical legal practice, request judicial relief to preserve the confidentiality of the arbitration to the greatest extent practicable.

CONFIDENTIAL

(f)

In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

(g)

The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination.  The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

(h)

As used in this Section, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

9.6

Entire Agreement; Amendments. This Agreement contains the entire understanding of the Parties with respect to the licenses granted hereunder.  Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereto are superseded by the terms of this Agreement.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

9.7

Headings.  The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

9.8

Waiver.  The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

9.9

Cumulative Remedies.  No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

9.10

Waiver of Rule of Construction.  Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

9.11

Certain Conventions.  Any reference in this Agreement to an Article, Section, subsection, paragraph, or clause shall be deemed to be a reference to an Article, Section, subsection, paragraph, or clause, of or to, as the case may be, this Agreement, unless otherwise indicated.  Unless the context of this Agreement otherwise requires, (a) words of any gender include each other gender, (b) words such as "herein," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to the particular provision in which such words appear, and (c) words using the singular shall include the plural, and vice versa.

CONFIDENTIAL

9.12

Business Day Requirements.  In the event that any notice or other action or omission is required to be taken by a Party under this Agreement on a day that is not a business day then such notice or other action or omission shall be deemed to be required to be taken on the next occurring business day.

9.13

Counterparts.  This Agreement may be signed in any number of counterparts (facsimile and electronic transmission included), each of which shall be deemed an original, but all of which shall constitute one and the same instrument.  After facsimile or electronic transmission, the parties agree to execute and exchange documents with original signatures.

[signature page follows]

IN WITNESS WHEREOF, the Parties, intending to be bound hereby, have caused their duly authorized representatives to execute this Agreement.

MERCK SHARP & DOHME CORP.

BY:	/s/ Benjamin Thorner
Name:	Benjamin Thorner
Title:	SVP & Head of BD&L

Date:	February 15, 2018

DYNAVAX TECHNOLOGIES CORPORATION

BY:	/s/ Michael S. Ostrach
Name:	Michael S. Ostrach
Title:	SVP, CFO

Date:	February 16, 2018